Exhibit 10.12
CLOUDWAYS FZ-LLC EMPLOYMENT AGREEMENT AMENDMENT

This Amendment (the “Amendment”) is entered into on September 15, 2023 (the “Effective Date”) by and between Cloudways FZ-LLC (the “Company”) and Muhammad Aaqib Gadit (the “Executive) (individually a “Party” and collectively, the “Parties”) and amends the Employment Agreement entered into by the Parties, dated as of August 17, 2023 (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
WHEREAS, the Parties previously entered into the Agreement and desire to amend certain terms contained therein.
NOW, THEREFORE, the Parties agree as follows:
1.    Severance. For a period of two (2) years from the Effective Date, the terms below shall apply. Following the two (2) year anniversary of the Effective Date, the original terms set forth in Sections 5.1(ii) and 8(ii) of the Agreement shall govern and the following amended terms shall have no force and effect.
a.    Severance: In the event that Executive’s employment with the Company terminates pursuant to Section 5.1(ii) of the Agreement:
i.    All references to six (6) months in Section 5.1(ii) shall be replaced with references to twelve (12) months; and
ii.    Section 5.1(ii)(c) is hereby added:
(c) As of the Separation Agreement effective date, the vesting for all outstanding equity awards in Holdings held by Executive immediately prior to the employment termination date (if any) shall be accelerated by twelve (12) months from the employment termination date and vest on the termination date. With respect to any outstanding unvested equity awards in Holdings subject to performance-based vesting, the total number of Eligible Restricted Stock Units (as defined in the applicable RSU Agreement) shall be determined by the Compensation Committee of the Board as of the employment termination date and, for such purposes, shall equal the number of RSUs that would become eligible to vest using the Company’s internal forecast for the full applicable Performance Period (as defined in the applicable RSU Agreement) as of the employment termination date when determining the achievement of the Company’s Financial Performance Level (as defined in the applicable RSU Agreement). For the avoidance of doubt, if the Company’s internal forecast for the full applicable Performance Period as of the employment termination date is below the minimum threshold set forth in the applicable RSU agreement, no RSUs will become eligible to vest or accelerate. None of the foregoing shall apply to any deferred payments payable to Executive pursuant to that certain Share Purchase Agreement, dated as of August 19, 2022 between Executive, DigitalOcean, LLC and the other parties thereto.
b.    Good Reason: Section 8(ii) is hereby amended and restated as follows:
(ii) Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company Group if any of the following actions are taken by the Company Group without Executive’s prior written consent: (a) a material reduction in Executive’s base salary, which the Parties agree is a reduction of at least 10% of Executive’s base salary (unless pursuant to a salary reduction program applicable generally to the Company Group’s similarly situated employees); (b) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, (1) a reversion of Executive’s duties to duties substantially similar to those required by a Chief Revenue Officer, including the transfer of all or any portion of the Cloudways team away from the responsibilities of Executive, will not be deemed a “material reduction” and (2) changes that result solely from the Company Group becoming a subsidiary or a division of an acquiring company in connection with a Change in Control will not be deemed a “material reduction” in and of itself unless Executive’s new duties are materially reduced from the prior duties; (c) a material reduction in Executive’s target bonus, which the Parties agree is a reduction of at least 10% of Executive’s target bonus (unless pursuant to an overall reduction program applicable generally to the Company Group’s similarly situated employees); (d) a material breach by the Company of this Agreement; or
(e) the Company Group requiring Executive, without his prior consent, to relocate his primary workplace to a location that is more than fifty (50) miles from either Karachi, Pakistan or Dubai, United Arab Emirates. In order to resign for Good Reason, Executive must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company Group at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company Group not later than 90 days after the expiration of the cure period.
2.    Except as amended herein, all other terms of the Agreement remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year written below.

CLOUDWAYS FZ-LLC

By:	/s/ Seth Zelnick
Name:	Seth Zelnick
Title:	Director
Date:	9/15/2023

EXECUTIVE

/s/ Muhammad Aaqib Gadit
Muhammad Aaqib Gadit
Dated: 9/21/2023